Exhibit 99.1

ENERGY FOCUS, INC. REPORTS FIRST QUARTER 2015 RESULTS

Record Net Sales of $13.1 Million and Net Income of $1.1 Million

SOLON, Ohio, May 5, 2015—Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for its first quarter ended March 31, 2015.

First Quarter 2015 Highlights:

●	Net sales of $13.1 million increased 167% from the prior year’s first quarter and 39% sequentially from the fourth quarter
●	Gross margin of 41.1% represents a gain of 12.2 percentage points over the prior year’s first quarter and a 7.1 percentage point improvement from the fourth quarter of 2014
●	Income from operations improved to $1.2 million compared to a loss from operations of $1.1 million in the first quarter of 2014
●	Net income of $1.1 million, or $0.12 in basic EPS; a positive swing of $5.2 million over the prior year’s first quarter

“The first quarter of 2015 marked yet another exciting milestone from both operational and financial standpoints as we continued to grow at a rapid clip and were profitable from operations for the first time since our restructuring in the second half of 2013,” stated James Tu, Executive Chairman and Chief Executive Officer. “Excluding turnkey solutions, which we stopped pursuing after second quarter of 2014, net sales grew 380 percent from last year. Following improvements in our financial performance throughout 2014, we have now reported our fifth consecutive quarter of revenue growth led by strong shipments of our military Intellitube® for the U.S. Navy and continuing acceleration of our commercial product sales, which, while still in its incipient stage, grew 87% from a year ago. The higher total sales accompanied by exceptional execution from our manufacturing and supply chain operations resulted in significant gross margin expansion. In addition, while we continued to invest in strengthening our marketing, sales, and product development infrastructure to support our growth and solidify our market leadership, the increases in operating costs were at a much lower rate than the sales growth.”

A further breakdown of net sales is shown below (in thousands):

	Three months ended
	March 31,
	2015	2014

Turnkey solutions (formerly our "Solutions" segment)	$23	$2,188
Commercial products	2,303	1,230
Government products	10,802	1,478
R&D services	17	23
Total net sales	$13,145	$4,919

“We are especially excited about last month’s launch of our commercial Intellitube product line, which we believe will dramatically open up the fluorescent replacement market through its unique and proven dual-compatibility feature that provides end users the option to postpone or eliminate initial labor costs associated with removing the ballasts. Intellitube, which is now DLC qualified and eligible for utility rebates that further lowers the initial cost of retrofits and shortens the payback periods, has already received strong customer interest,” added Mr. Tu. “And as we announced in April, we recently received a new $6 million order for the U.S. Navy, which now directs that Navy ships under construction will spec in LED lighting. This directive by the Secretary of the Navy provides us the opportunity to supply the Navy with our products for both retrofit and new construction projects going forward.”

“The massive and lightning speed of LED lighting adoption by the U.S. Navy through our proactive and persistent outreach efforts throughout the Navy organization is indicative of what we could accomplish in the verticals we focus on expanding into such as military bases, hospitals, and schools. Despite the long lead times associated with breaking into these new markets, we are optimistic that our sales momentum will continue to strengthen over the course of 2015 and beyond,” concluded Mr. Tu.

Financial Results:

Net sales for the first quarter of 2015 were $13.1 million; up 167% from the prior year’s first quarter, an improvement of $8.2 million. The 631 % increase in Government products sales was due to high-volume sales for the U.S. Navy, while the 87% increase in Commercial products sales was the result of our increased penetration into the commercial, industrial, and Energy Service Company (“ESCO”) markets. The decreases in Turnkey solutions and R&D services were the result of the decision to align the Company’s resources to focus exclusively on developing and selling our LED products.

Gross profit was $5.4 million, or 41.1% of net sales for the first quarter of 2015, compared to $1.4 million, or 28.9% of net sales for the first quarter of 2014. The overall increase in gross margin was the result of improved operating efficiencies in our supply chain, building economies of scale from sales volume increases and product cost reduction efforts from value analysis/value engineering processes, as well as changes in sales product mix, as described above.

Income from operations was $1.2 million compared to an operating loss of $1.1 million last year, a $2.3 million improvement. The 2015 first quarter included approximately $391 thousand in severance and settlement costs. Income from continuing operations was 1 million, or $0.12 per basic share, representing 8.9% of net sales compared a loss from continuing operations of $4.1 million, or a loss of $0.79 per basic share in the same period last year. The 2014 first quarter included $2.7 million in one-time charges for the conversion of unsecured convertible notes.

Proceeds from warrants exercised in February resulted in an increase in cash of $2.5 million, which was partially offset by higher inventory to support the company’s current business. As of March 31, 2015, the Company’s cash position, net of credit line borrowings, of approximately $7.1 million was unchanged from year-end, and stockholders’ equity increased 38.5% to $13.5 million.

Business Outlook:

While quarterly results will vary and fluctuate due to order and delivery timing, the Company remains committed to and confident in achieving its long-term annual, organic sales growth target of 50% in 2015 over 2014.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on May 5, 2015 at 11:00 a.m. ET to review the first quarter 2015 financial results, followed by a Q & A session. To participate in the call, please dial 888-397-5352 (toll free in the U.S.) or 719-325-2402 (International) using passcode 7109553. The call will also be broadcast live over the internet, and can be accessed from the investor section of our website at www.energyfocusinc.com.

A replay of the conference call will be available through the Investors section of our website under Events and Presentations starting on May 5, 2015 and will remain available for 90 days.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this Report. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: our history of operating losses and our ability to generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations or fund our growth; general economic conditions, including the strength of the construction industry, both in the United States and in other markets in which we operate; our dependence on government customers, in particular the U.S. Navy, and on the levels of funding available to such customers and our ability to satisfactorily fulfill our contractual obligations to such customers; our ability to achieve and manage our growth plans and control expenses to increase sales and improve margins; market acceptance of LED lighting technology; our ability to respond to new lighting technologies and market trends with safe and reliable products; our ability to compete effectively against companies with greater resources; our ability to protect our intellectual property rights and the impact of any type of legal claim or dispute; our reliance on a limited number of customers for a significant portion of our revenue; our ability to obtain critical components and finished products from third-party suppliers on acceptable terms; risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; our ability to maintain effective internal controls; and our ability to meet the continued listing standards of the NASDAQ Capital Market. In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this Report speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

About Energy Focus, Inc.:

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and a developer of energy efficient lighting technology. Our LED Lighting products provide energy savings, aesthetics, safety, and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets. Customers include national, state, and local U.S. government agencies as well as Fortune 500 companies and many other commercial and industrial clients. Company headquarters are located in Solon, OH. For more information, see our web site at www.energyfocusinc.com.

Non-GAAP Measures:

In addition to the results provided in accordance with generally accepted accounting principles in the United States, we have presented net sales amounts excluding certain categories of revenue. Management believes these measures are helpful to investors as they provide a more comparable basis to analyze our revenue sources and growth as we have shifted our business away from R&D service sales and turnkey solutions sales. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by the items that are being excluded or that the items for which the adjustments have been made are unusual or infrequent.

Media and Investor Contacts:

Energy Focus, Inc.
Investor Relations

(440) 715-1300
ir@energyfocusinc.com

or

Darrow Associates, Inc.
Peter Seltzberg, Managing Director

(516) 510-8768
pseltzberg@darrowir.com

ENERGY FOCUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$8,869	$7,531
Trade accounts receivable less allowances of $296 and $323, respectively	3,126	3,113
Inventories, net	10,826	7,283
Prepaid and other current assets	991	1,002
Total current assets	23,812	18,929

Property and equipment, net	539	479
Other assets	86	88
Total assets	$24,437	$19,496

LIABILITIES
Current liabilities:
Accounts payable	$7,061	$7,601
Accrued liabilities	1,215	1,209
Accrued warranty reserve	503	188
Deferred revenue	236	133
Billings in excess of costs and estimated earnings on uncompleted contracts	-	23
Credit line borrowings	1,726	453
Total current liabilities	10,741	9,607

Other liabilities	89	46
Long-term debt	70	70
Total liabilities	10,900	9,723

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2015 and 2014
Issued and outstanding: no shares in 2015 and 2014	-	-
Common stock, par value $0.0001 per share:
Authorized: 15,000,000 shares in 2015 and 2014	1	1
Issued and outstanding: 10,013,169 at March 31, 2015 and 9,423,975 at December 31, 2014
Additional paid-in capital	100,741	98,133
Accumulated other comprehensive income	496	469
Accumulated deficit	(87,701)	(88,830)
Total stockholders' equity	13,537	9,773
Total liabilities and stockholders' equity	$24,437	$19,496

ENERGY FOCUS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2015	2014

Net sales	$13,145	$4,919
Cost of sales	7,743	3,497
Gross profit	5,402	1,422

Operating expenses:
Product development	543	191
Selling, general, and administrative	3,624	2,304
Total operating expenses	4,167	2,495
Income (loss) from operations	1,235	(1,073)

Other expenses:
Interest expense	23	2,618
Other expenses	57	360

Income (loss) from continuing operations before income taxes	1,155	(4,051)
Benefit from income taxes	10	1
Income (loss) from continuing operations	1,165	(4,050)

Discontinued operations:
Loss from discontinued operations	-	(20)
Loss on sale of discontinued operations	(36)	-
Loss from discontinued operations	(36)	(20)

Net income (loss)	$1,129	$(4,070)

Net income (loss) per share - basic:
Income (loss) from continuing operations	$0.12	$(0.79)
Loss from discontinued operations	-	-
Net income (loss) per share - basic	$0.12	$(0.79)

Net income (loss) per share -diluted:
Income (loss) from continuing operations	$0.11	$(0.79)
Loss from discontinued operations	-	-
Net income (loss) per share - diluted	$0.11	$(0.79)

Weighted average shares used in computing net income (loss) per share:
Basic	9,671	5,172
Diluted	9,993	5,172